UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Knoll, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following correspondence was sent to Fidelity Management & Research Company on April 23, 2007 with regard to the proposed Knoll, Inc. 2007 Stock Incentive Plan.

[KNOLL, INC. LETTERHEAD]

April 23, 2007

Mr. Sean F. Hanna

Fidelity Management & Research Company

Investment Proxy Research Group

One Spartan Way—TS1E

Merrimack, NH 03054

Re: Knoll, Inc.

Dear Mr. Hanna:

Thank you for taking the time to discuss with Knoll, Inc. the proposed Knoll, Inc. 2007 Stock Incentive Plan (the “Plan”). As you know, our stockholders will be considering and voting on a proposal to approve the adoption of the Plan at our upcoming Annual Stockholders Meeting on May 1, 2007. We appreciate Fidelity sharing its thoughts regarding the Plan with us.

The purpose of this letter is to inform Fidelity that our management will recommend to the Knoll, Inc. Board of Directors at a regularly scheduled Board meeting during the 2007 fiscal year that the Plan be amended in the following respects:

1.	For time-based, full-value awards, like restricted stock, the period over which the awards will be fully vested will be no less than three years following grant, with no more than 33.3% vesting in any one year;

2.	The performance period for performance-based, full-value awards, will be no less than one year; and

3.	The above restrictions, and any other restrictions placed on awards granted under the Plan, will not be waived by the company, except in the case of death, disability or retirement of a grantee, or in the event of a change-of-control.

If you have any questions regarding the foregoing, please call me at your convenience.

Very truly yours,

/s/ Michael A. Pollner

Michael A. Pollner

Vice President, General Counsel & Secretary